LIST OF SUBSIDIARIES of OMEGA FLEX, INC.

Jurisdiction of

NameFormation

Sierra Omega, Inc.Delaware

Exton Ranch, LLCDelaware

Omega Flex LimitedEngland

Omega Flex Industrial LimitedEngland